Bunge Reports Third Quarter 2021 Results

St. Louis, MO - October 27, 2021 - Bunge Limited (NYSE:BG) today reported third quarter 2021 results

•	Q3 GAAP EPS of $4.28 vs. $1.84 in the prior year; $3.72 vs. $2.47 on an adjusted basis excluding certain gains/charges and mark-to-market timing differences
•	Strong performances across Bunge’s core and non-core operations
•	Agribusiness results driven by strong execution and better than expected market environment
•	Refined and Specialty Oils performance improved in all regions with particular strength in North America
•	Announced actions to further improve business portfolio: forming renewable fuel feedstocks JV with Chevron and sale of Mexico wheat mills
•	Repurchased $100 million of Bunge common shares completing existing $500 million authorization; Bunge Board authorized new $500 million program
•	Increasing full-year adjusted EPS outlook to at least $11.50 based on strong Q3 results and favorable market trends

➢	Overview

Greg Heckman, Bunge’s Chief Executive Officer, commented, “We delivered a truly exceptional quarter. Our team was nimble, insightful and proactive, effectively managing supply chains, capacity and risk. Our global platform has allowed us to serve our customers - both farmers and end consumers - in today’s volatile environment. At the same time, we remain intensely focused on a disciplined and balanced approach to allocating capital to maintain our financial strength, invest in growth opportunities, and return capital to our shareholders.

“Looking ahead, we expect the favorable market trends to continue. We are well-positioned to help our customers across the supply chain address the challenges in meeting increasing consumer demand for sustainable food, feed and fuel.”

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➢	Financial Highlights

	Quarter Ended September 30,		Nine Months Ended September 30,
(US$ in millions, except per share data)	2021	2020	2021	2020
Net income attributable to Bunge	$653	$262	$1,847	$594
Net income per common share-diluted	$4.28	$1.84	$12.12	$3.98

Mark-to-market timing difference (a)	$0.22	$0.85	$(0.83)	$0.97
Certain (gains) and charges (b)	$(0.78)	$(0.14)	$(1.86)	$0.32
Adjustment of redeemable noncontrolling interest (c)	$—	$(0.08)	$—	$(0.01)
Adjusted Net income per common share-diluted (d)	$3.72	$2.47	$9.43	$5.26

Core Segment EBIT (d) (e)	$812	$419	$2,464	$1,312
Mark-to-market timing difference (a)	44	161	(151)	186
Certain (gains) & charges (b)	(158)	—	(328)	—
Adjusted Core Segment EBIT (d)	$698	$580	$1,985	$1,498

Corporate and Other EBIT (d)	$(81)	$(92)	$(227)	$(279)
Certain (gains) & charges (b)	—	—	—	71
Adjusted Corporate and Other EBIT (d)	$(81)	$(92)	$(227)	$(208)

Non-core Segment EBIT (d) (f)	$53	$24	$92	$(114)
Certain (gains) & charges (b)	—	—	—	—
Adjusted Non-core Segment EBIT (d)	$53	$24	$92	$(114)

Total Segment EBIT (d)	$784	$351	$2,329	$919
Mark-to-market timing difference (a)	44	$161	$(151)	$186
Total Certain (gains) & charges (b)	(158)	$—	$(328)	$71
Adjusted Total Segment EBIT (d)	$670	$512	$1,850	$1,176

(a)	Mark-to-market timing impact of certain commodity and freight contracts, readily marketable inventories, and related hedges associated with committed future operating capacity. See note 3 in the Additional Financial information section of this release for details.
(b)	Certain (gains) & charges included in Total Segment EBIT. See Additional Financial Information for details.
(c)	Retained earnings impact associated with an adjustment to the carrying amount of the redeemable noncontrolling interest recorded in respect of our 70% ownership interest in Loders. See note 4 in the Additional Financial information section of this release for details.
(d)	Core Segment EBIT, Adjusted Core Segment EBIT, Corporate and Other EBIT, Adjusted Corporate and Other EBIT, Non-core Segment EBIT, Adjusted Non-core Segment EBIT, Total Segment EBIT, Adjusted Total Segment EBIT, and Adjusted Net income per common share-diluted are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website.
(e)	Core Segment earnings before interest and tax (“Core Segment EBIT”) comprises the aggregate earnings before interest and tax (“EBIT”) of Bunge’s Agribusiness, Refined and Specialty Oils and Milling reportable segments, and excludes Bunge’s Sugar & Bioenergy reportable segment and Corporate and Other activities.
(f)	Non-core Segment EBIT comprises Bunge’s Sugar & Bioenergy reportable segment EBIT, which reflects Bunge’s share of the results of its 50/50 joint venture with BP p.l.c.

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➢	Third Quarter Results

Core Segments

Agribusiness

	Quarter Ended		Nine Months Ended
(US$ in millions, except per share data)	Sep 30, 2021	Sep 30, 2020	Sep 30, 2021	Sep 30, 2020
Volumes (in thousand metric tons)	30,486	36,319	106,375	107,269

Net Sales	$9,868	$7,290	$31,312	$20,597

Gross Profit	$591	$373	$1,887	$1,278

Selling, general and administrative expense	$(118)	$(145)	$(313)	$(365)

Foreign exchange gains (losses)	$(30)	$59	$(1)	$78

EBIT attributable to noncontrolling interests	$5	$(2)	$(6)	$(7)

Other income (expense) - net	$181	$15	$227	$39

Income (loss) from affiliates	$10	$17	$44	$46

Segment EBIT	$639	$317	$1,838	$1,069
Mark-to-market timing difference	52	168	(144)	175
Certain (gains) & charges	(158)	—	(158)	—
Adjusted Segment EBIT	$533	$485	$1,536	$1,244

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$(119)	$—	$(119)	$—
Certain (gains) & charges, Earnings Per Share	$(0.78)	$—	$(0.78)	$—

Processing (2)

	Quarter Ended		Nine Months Ended
(US$ in millions)	Sep 30, 2021	Sep 30, 2020	Sep 30, 2021	Sep 30, 2020
Processing EBIT	$298	$235	$1,364	$828
Mark-to-market timing difference	194	178	(301)	141
Certain (gains) & charges	(73)	—	(73)	—
Adjusted Processing EBIT	$419	$413	$990	$969

In Processing, higher results in North America, European softseeds and our Asian and European destination value chains, which all benefited from strong vegetable oil demand, were partially offset by lower results in South America, where margins were down compared to a particularly strong prior year.

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Merchandising (2)

	Quarter Ended		Nine Months Ended
(US$ in millions)	Sep 30, 2021	Sep 30, 2020	Sep 30, 2021	Sep 30, 2020
Merchandising EBIT	$341	$82	$474	$241
Mark-to-market timing difference	(142)	(10)	157	34
Certain (gains) & charges	(85)	—	(85)	—
Adjusted Merchandising EBIT	$114	$72	$546	$275

In Merchandising, improved performance was primarily driven by higher results in ocean freight, due to strong execution, and our global vegetable oil value chain, which benefited from increased margins.

Refined & Specialty Oils

	Quarter Ended		Nine Months Ended
(US$ in millions, except per share data)	Sep 30, 2021	Sep 30, 2020	Sep 30, 2021	Sep 30, 2020
Volumes (in thousand metric tons)	2,390	2,475	6,841	7,115

Net Sales	$3,648	$2,432	$9,572	$6,887

Gross Profit	$218	$178	$648	$453

Selling, general and administrative expense	$(83)	$(96)	$(259)	$(279)

Foreign exchange gains (losses)	$(1)	$(2)	$1	$—

EBIT attributable to noncontrolling interests	$(2)	$(3)	$(85)	$3

Other income (expense) - net	$(2)	$(1)	$236	$(3)

Segment EBIT	$130	$76	$541	$174
Mark-to-market timing difference	12	(9)	9	8
Certain (gains) & charges	—	—	(170)	—
Adjusted Segment EBIT	$142	$67	$380	$182

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$—	$—	$(165)	$—
Certain (gains) & charges, Earnings Per Share	$—	$—	$(1.08)	$—

Refined & Specialty Oils Summary

The strong performance in the quarter was primarily driven by higher margins and volumes in North America refining, which continued to benefit from a recovery in foodservice and increased demand from the renewable diesel sector. Higher margins in Europe driven by favorable product mix also contributed to the improved performance. Results in South America and Asia were slightly higher than last year.

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Milling

	Quarter Ended		Nine Months Ended
(US$ in millions, except per share data)	Sep 30, 2021	Sep 30, 2020	Sep 30, 2021	Sep 30, 2020
Volumes (in thousand metric tons)	1,542	1,231	4,789	4,430

Net Sales	$530	$388	$1,392	$1,185

Gross Profit	$70	$50	$161	$149

Selling, general and administrative expense	$(25)	$(24)	$(73)	$(77)

Foreign exchange gains (losses)	$(2)	$1	$(2)	$—

Segment EBIT	$43	$26	$85	$69
Mark-to-market timing difference	(20)	2	(16)	3
Certain (gains) & charges	—	—	—	—
Adjusted Segment EBIT	$23	$28	$69	$72

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$—	$—	$—	$—
Certain (gains) & charges, Earnings Per Share	$—	$—	$—	$—

Milling Summary

Lower results in the quarter were driven by Brazil where higher volume was more than offset by lower margins and higher supply chain costs. Results in North America were comparable with last year.

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Corporate and Other

	Quarter Ended		Nine Months Ended
(US$ in millions, except per share data)	Sep 30, 2021	Sep 30, 2020	Sep 30, 2021	Sep 30, 2020
Gross Profit	$(19)	$(4)	$(25)	$(6)

Selling, general and administrative expense	$(101)	$(87)	$(250)	$(272)

Foreign exchange gains (losses)	$(3)	$(4)	$(9)	$(3)

Other income (expense) - net	$41	$3	$55	$2

Segment EBIT	$(81)	$(92)	$(227)	$(279)
Certain (gains) & charges	—	—	—	71
Adjusted Segment EBIT	$(81)	$(92)	$(227)	$(208)

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$—	$(21)	$—	$48
Certain (gains) & charges, Earnings Per Share	$—	$(0.14)	$—	$0.32

Corporate

	Quarter Ended		Nine Months Ended
(US$ in millions)	Sep 30, 2021	Sep 30, 2020	Sep 30, 2021	Sep 30, 2020
Corporate EBIT	$(114)	$(93)	$(270)	$(223)
Certain (gains) & charges	—	—	—	5
Adjusted Corporate EBIT	$(114)	$(93)	$(270)	$(218)

Other

	Quarter Ended		Nine Months Ended
(US$ in millions)	Sep 30, 2021	Sep 30, 2020	Sep 30, 2021	Sep 30, 2020
Other EBIT	$33	$1	$43	$(56)
Certain (gains) & charges	—	—	—	66
Adjusted Other EBIT	$33	$1	$43	$10

Corporate and Other Summary

The increase in Corporate expenses during the quarter was primarily related to performance-based compensation accruals. The gain in Other was primarily related to our Bunge Venture’s investment in Benson Hill, which went public during the quarter.

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Non-core Segments

Sugar & Bioenergy

	Quarter Ended		Nine Months Ended
(US$ in millions, except per share data)	Sep 30, 2021	Sep 30, 2020	Sep 30, 2021	Sep 30, 2020
Volumes (in thousand metric tons)	91	95	291	244

Net Sales	$69	$49	$190	$125

Gross Profit	$2	$5	$3	$7

Income (loss) from affiliates	$51	$19	$89	$(121)

Segment EBIT	$53	$24	$92	$(114)
Certain (gains) & charges	—	—	—	—
Adjusted Segment EBIT	$53	$24	$92	$(114)

Certain (gains) & charges, Net Income (Loss) Attributable to Bunge	$—	$—	$—	$—
Certain (gains) & charges, Earnings Per Share	$—	$—	$—	$—

Sugar & Bioenergy Summary

Improved results in the quarter were primarily driven by higher prices and sales volumes of ethanol and sugar.

Cash Flow

	Nine Months Ended
	Sep 30, 2021	Sep 30, 2020
Cash used for operating activities	$(1,642)	(2,128)
Net proceeds from beneficial interest in securitized trade receivables	3,255	1,164
Cash provided by (used for) operating activities, adjusted	$1,613	(964)

Cash used for operations in the nine months ended September 30, 2021 was $1,642 million compared to cash used of $2,128 million in the same period last year. Adjusting for the net proceeds from beneficial interest in securitized trade receivables, cash provided from operating activities was $1,613 million compared with cash used for operating activities of $964 million in the prior year. Funds from operations (FFO) adjusted for notable items and mark-to-market timing differences was $1,304 million compared to $1,299 million in the prior year(5).

Income Taxes

For the nine months ended September 30, 2021, income tax expense was $334 million compared to $151 million for the prior year. The increase in income tax expense is due to higher pre-tax income, partially offset by a lower estimated effective tax rate for 2021.

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➢	COVID-19 Update

Bunge continues to take proactive steps to protect the health and safety of its employees, their families and the communities in which it operates. Through an internal task force, the Company closely monitors developments related to the pandemic and provides guidance to its facilities worldwide. Bunge is strongly encouraging its employees to be vaccinated when available in their countries, and facilitating this when possible.

To date, the Company has been able to mitigate logistics and distribution issues that have arisen, and substantially all of its facilities around the world have continued to operate at or near normal levels. Bunge continues to monitor local, regional and national governmental actions that could limit or restrict the movement of agricultural commodities or products or otherwise disrupt physical product flows or its ability to operate in the future.

➢	Outlook

We are increasing our full-year 2021 adjusted EPS outlook to at least $11.50 per share.

In Agribusiness, results are expected to be up from our previous outlook and now forecasted to be higher than last year, reflecting our strong third quarter and favorable market trends.

In Refined and Specialty Oils, results are expected to be up from our previous outlook and well above last year, reflecting strong third quarter results and positive demand trends in North America.

We continue to expect results in Milling to be generally in line with last year.

Excluding Bunge Ventures, Corporate and Other is expected to be lower than last year, driven by higher performance-based compensation, a portion of which was historically allocated to the segments.

Additionally, the Company now expects the following for 2021: an adjusted annual effective tax rate in the range of 15% to 17%; net interest expense in the range of $200 to $210 million; capital expenditures in the range of $350 to $400 million; and depreciation and amortization of approximately $420 million.

In Non-Core, full-year results in the sugar and bioenergy joint venture are now expected to be up significantly from the prior year.

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➢	Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 8:00 a.m. Eastern (7:00 a.m. Central) on Wednesday, October 27, 2021 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

To listen to the call, please dial 1 (844) 735-3666. If you are located outside the United States or Canada, dial +1 (412) 317-5706. Please dial in five to 10 minutes before the scheduled start time. The call will also be webcast live at www.bunge.com.

To access the webcast, go to “Events and presentations” in the “Investors” section of the company’s website. Select “Q3 2021 Bunge Limited Earnings Conference Call” and follow the prompts. Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

A replay of the call will be available later in the day on October 27, 2021, continuing through November 27, 2021. To listen to it, please dial 1 (877) 344-7529 in the United States, 1 (855) 669-9658 in Canada, or +1 (412) 317-0088 in other locations. When prompted, enter confirmation code 10160167. A replay will also be available in “Past events” at “Events and presentations” in the “Investors” section of the company’s website.

➢	About Bunge

At Bunge (NYSE: BG), our purpose is to connect farmers to consumers to deliver essential food, feed and fuel to the world. With more than two centuries of experience, unmatched global scale and deeply rooted relationships, we work to put quality food on the table, increase sustainability where we operate, strengthen global food security, and help communities prosper. As the world’s leader in oilseed processing and a leading producer and supplier of specialty plant-based oils and fats, we value our partnerships with farmers to improve the productivity and environmental efficiency of agriculture across our value chains and to bring quality products from where they’re grown to where they’re consumed. At the same time, we collaborate with our customers to create and reimagine the future of food, developing tailored and innovative solutions to meet evolving dietary needs and trends in every part of the world. Our Company is headquartered in St. Louis, Missouri, and we have almost 23,000 dedicated employees working across approximately 300 facilities located in more than 40 countries.

➢	Website Information

We routinely post important information for investors on our website, www.bunge.com, in the “Investors” section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

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➢	Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). These forward looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward looking statements. The following important factors, among others, could cause actual results to differ from these forward-looking statements: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business, fluctuations in energy and freight costs; competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional economic, agricultural, financial and commodities market, political, social and health conditions; the impacts of pandemic outbreaks, including COVID-19; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from cost reduction, margin improvement, operational excellence and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies and environmental, tax and biofuels regulation; our capital allocation plans, funding needs and financing sources; changes in foreign exchange policy or rates; the outcome of our portfolio rationalization initiatives; the effectiveness of our risk management strategies; our ability to attract and retain executive management and key personnel; operational risks, including industrial accidents, natural disasters and cybersecurity incidents; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Ruth Ann Wisener Bunge Limited 636-292-3014 ruthann.wisener@bunge.com	Media Contact: Bunge News Bureau Bunge Limited 636-292-3022 news@bunge.com

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➢	Additional Financial Information

Certain gains and (charges), quarter-to-date

The following table provides a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on net income (loss) attributable to Bunge, earnings per share diluted and segment EBIT for the three month periods ended September 30, 2021 and 2020.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		Segment EBIT
Quarter Ended September 30,	2021	2020	2021	2020	2021	2020

Core Segments:	$119	$—	$0.78	$—	$158	$—

Agribusiness	$119	$—	$0.78	$—	$158	$—
Gain on sale of a business	119	—	0.78	—	158	—

Refined and Specialty Oil Products	$—	$—	$—	$—	$—	$—

Milling Products	$—	$—	$—	$—	$—	$—

Corporate and Other:	$—	$21	$—	$0.14	$—	$—
Income tax benefits	—	21	—	0.14	—	—

Non-core Segment:	$—	$—	$—	$—	$—	$—

Sugar & Bioenergy	$—	$—	$—	$—	$—	$—

Total	$119	$21	$0.78	$0.14	$158	$—

See Definition and Reconciliation of Non-GAAP Measures.

Core Segments

Agribusiness

EBIT for the three months ended September 30, 2021 included a $158 million gain on sale of a portfolio of interior grain elevators located in the United States (U.S. Grain Disposition), recorded in Other income (expense) - net.

Corporate and Other

Net Income for the quarter ended September 30, 2020 included a $21 million benefit related to the reversal of a deferred tax asset valuation allowance in Europe.

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Certain gains and (charges), year-to-date

The following table provides a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on Net income (loss) attributable to Bunge, Earnings per share diluted and Segment EBIT for the nine month periods ended September 30, 2021 and 2020.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		Segment EBIT
Nine months ended September 30,	2021	2020	2021	2020	2021	2020

Core Segments:	$284	$—	$1.86	$—	$328	$—

Agribusiness	$119	$—	$0.78	$—	$158	$—
Gain on sale of a business	119	—	0.78	—	158	—

Refined and Specialty Oil Products	$165	$—	$1.08	$—	$170	$—
Gain on sales of assets	165	—	1.08	—	170	—

Milling Products	$—	$—	$—	$—	$—	$—

Corporate and Other:	$—	$(48)	$—	$(0.32)	$—	$(71)
Severance, employee benefit, and other costs	—	(3)	—	(0.02)	—	(5)
Commercial claim provision	—	(66)	—	(0.44)	—	(66)
Income tax benefits	—	21	—	0.14	—	—

Non-core Segment:	$—	$—	$—	$—	$—	$—

Sugar & Bioenergy	$—	$—	$—	$—	$—	$—

Total	$284	$(48)	$1.86	$(0.32)	$328	$(71)

See Definition and Reconciliation of Non-GAAP Measures.

Core Segments

Agribusiness

EBIT for the nine months ended September 30, 2021 included a $158 million gain on sale of a portfolio of interior grain elevators located in the United States (U.S. Grain Disposition), recorded in Other income (expense) - net.

Refined and Specialty Oil Products

EBIT for the nine months ended September 30, 2021 included $170 million in gains on sales of assets, comprised of a $151 million gain on sale of our Rotterdam Oils Refinery, at Bunge’s 70% share, and a $19 million gain on sale of an oils packaging facility in Mexico, both recorded in Other income (expense) - net.

Corporate and Other

EBIT for the nine month period ended September 30, 2020 included a $66 million charge primarily related to a provision against an aged receivable that in the nine months ended September 30, 2020 became deemed uncollectible as part of an anticipated legal settlement. For this matter $51 million was recorded in SG&A and $15 million was recorded in Other income (expense) - net. EBIT for the nine month period ended September 30, 2020 also included $5 million of charges related to the relocation of Bunge’s global headquarters from White Plains, New York to St. Louis, Missouri, included in SG&A. Net Income for the nine month period ended September 30, 2020 included a $21 million benefit related to the reversal of a deferred tax asset valuation allowance in Europe.

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➢	Consolidated Earnings Data (Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
(US$ in millions, except per share data)	2021	2020	2021	2020
Net sales	$14,117	$10,159	$42,469	$28,794
Cost of goods sold	(13,255)	(9,557)	(39,795)	(26,913)
Gross profit	862	602	2,674	1,881
Selling, general and administrative expenses	(327)	(352)	(896)	(993)
Foreign exchange (losses) gains	(36)	54	(11)	75
Other income (expense) – net	220	17	519	37
Income (loss) from affiliates	60	35	133	(76)
EBIT attributable to noncontrolling interest (a) (1)	5	(5)	(90)	(5)
Total Segment EBIT	784	351	2,329	919
Interest income	19	5	34	18
Interest expense	(57)	(56)	(184)	(195)
Income tax (expense) benefit	(92)	(38)	(334)	(151)
Noncontrolling interest share of interest and tax (a) (1)	(1)	—	2	3
Net income (loss) attributable to Bunge (1)	653	262	1,847	594
Convertible preference share dividends	(8)	(8)	(25)	(25)
Adjustment of redeemable noncontrolling interest	—	12	—	2
Net income (loss) available to Bunge common shareholders	$645	$266	$1,822	$571
Add back convertible preference share dividends	8	8	25	25
Net income (loss) available to Bunge common shareholders - diluted	$653	$274	$1,847	$596

Net income (loss) per common share diluted attributable to Bunge common shareholders	$4.28	$1.84	$12.12	$3.98
Weighted–average common shares outstanding - diluted	153	149	152	150

(a) The line items “EBIT attributable to noncontrolling interest” and “Noncontrolling interest share of interest and tax” when combined, represent consolidated Net (income) loss attributable to noncontrolling interests on a U.S. GAAP basis of presentation.

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➢	Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
(US$ in millions)	2021	2020
Assets
Cash and cash equivalents	$1,033	$352
Trade accounts receivable, net	2,431	1,717
Inventories (a)	8,014	7,172
Assets held for sale	—	672
Other current assets	5,056	6,268
Total current assets	16,534	16,181
Property, plant and equipment, net	3,658	3,775
Operating lease assets	910	868
Goodwill and other intangible assets, net	1,044	1,115
Investments in affiliates	755	631
Other non-current assets	1,208	1,085
Total assets	$24,109	$23,655

Liabilities and Equity
Short-term debt	$1,151	$2,828
Current portion of long-term debt	510	8
Trade accounts payable	3,944	2,636
Current operating lease obligations	332	235
Liabilities held for sale	—	438
Other current liabilities	3,822	4,840
Total current liabilities	9,759	10,985
Long-term debt	4,814	4,452
Non-current operating lease obligations	522	581
Other non-current liabilities	980	1,017
Total liabilities	16,075	17,035
Redeemable noncontrolling interest	403	415
Total equity	7,631	6,205
Total liabilities, redeemable noncontrolling interest and equity	$24,109	$23,655

(a) Includes readily marketable inventories of $6,505 million and $5,961 million at September 30, 2021 and December 31, 2020, respectively. Of these amounts, $4,956 million and $4,369 million, respectively, can be attributable to merchandising activities.

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➢	Condensed Consolidated Statements of Cash Flows (Unaudited)
	Nine Months Ended September 30,
(US$ in millions)	2021	2020
Operating Activities
Net income (loss) (1)	$1,935	$596
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Foreign exchange (gain) loss on net debt	7	(126)
Depreciation, depletion and amortization	317	323
Deferred income tax expense (benefit)	(263)	51
(Gain) loss on sale of investments and property, plant and equipment	(416)	(19)
Other, net	(55)	204
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	(785)	(237)
Inventories	(771)	(1,679)
Secured advances to suppliers	(42)	(296)
Trade accounts payable and accrued liabilities	1,268	260
Advances on sales	(129)	(119)
Net unrealized (gain) loss on derivative contracts	559	173
Margin deposits	280	(360)
Marketable securities	(95)	98
Beneficial interest in securitized trade receivables	(3,621)	(1,178)
Other, net	169	181
Cash provided by (used for) operating activities	(1,642)	(2,128)
Investing Activities
Payments made for capital expenditures	(239)	(230)
Proceeds from investments	171	270
Payments for investments	(217)	(293)
Settlement of net investment hedges	(29)	67
Proceeds from beneficial interest in securitized trade receivables	3,432	1,164
Payments for beneficial interest in securitized trade receivables	(177)	—
Proceeds from the sale of investments and property, plant and equipment	646	15
Payments for investments in affiliates	(46)	(14)
Other, net	21	1
Cash provided by (used for) investing activities	3,562	980
Financing Activities
Net borrowings (repayments) of short-term debt	(1,641)	683
Net proceeds (repayments) of long-term debt	998	796
Proceeds from the exercise of options for common shares	72	2
Repurchases of common shares	(100)	(100)
Dividends paid to common and preference shareholders	(240)	(237)
Dividends paid to noncontrolling interest holders	(75)	—
Acquisition of noncontrolling interest	(147)	—
Other, net	(33)	(15)
Cash provided by (used for) financing activities	(1,166)	1,129
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(79)	5
Net increase (decrease) in cash and cash equivalents and restricted cash	675	(14)
Cash and cash equivalents and restricted cash - beginning of period	381	322
Cash and cash equivalents and restricted cash - end of period	$1,056	$308

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➢	Definition and Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934. Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below. These measures may not be comparable to similarly titled measures used by other companies.

Total Segment EBIT and Adjusted Total Segment EBIT

Bunge uses segment earnings before interest and tax (“Segment EBIT”) to evaluate the operating performance of its individual segments. Segment EBIT excludes EBIT attributable to noncontrolling interests. Bunge also uses Core Segment EBIT, Non-Core Segment EBIT and Total Segment EBIT to evaluate the operating performance of Bunge’s Core reportable segments, Non-Core reportable segments, and Total reportable segments together with its corporate and other activities, respectively. Core Segment EBIT is the aggregate of the earnings before interest and taxes of each of Bunge’s Agribusiness, Refined and Specialty Oils, and Milling segments. Non-Core Segment EBIT is the earnings before interest and taxes of Bunge’s Sugar & Bioenergy segment. Total Segment EBIT is the aggregate of the earnings before interest and taxes of Bunge’s Core and Non-Core reportable segments, together with its corporate and other activities.

Adjusted Core Segment EBIT, Adjusted Non-Core Segment EBIT, and Adjusted Total Segment EBIT, are calculated by excluding temporary mark-to-market timing differences, as defined in note 3 below, and certain gains and (charges), as described in “Additional Financial Information” above, from Core Segment EBIT, Non-Core Segment EBIT, and Total Segment EBIT, respectively.

Core Segment EBIT, Non-Core Segment EBIT, Total Segment EBIT, Adjusted Core Segment EBIT, Adjusted Non-Core Segment EBIT, and Adjusted Total Segment EBIT are non-GAAP financial measures and are not intended to replace Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Bunge’s management believes these non-GAAP measures are a useful measure of its reportable segments’ operating profitability, since the measures allow for an evaluation of segment performance without regard to their financing methods or capital structure. For this reason, operating performance measures such as these non-GAAP measures are widely used by analysts and investors in Bunge’s industries. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other measure of consolidated operating results under U.S. GAAP.

Net Income (loss) attributable to Bunge to Adjusted Net Income (loss) available for common shareholders

Adjusted Net Income (loss) excludes temporary mark-to-market timing differences, as defined in note 3 below, and certain gains and (charges), as described in “Additional Financial Information” above, and is a non-GAAP financial measure. This measure is not a measure of Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative to Net Income (loss) attributable to Bunge, Net Income (loss), or any other measure of consolidated operating results under U.S. GAAP.  Adjusted Net income (loss) is a useful measure of the Company’s profitability.

We also have presented projected adjusted net income per common share for 2021. This information is provided only on a non-GAAP basis without reconciliation to projected net income per common share for 2021, the mostly directly comparable GAAP measure, due to the inability at this time to quantify certain amounts necessary for such reconciliation, including but not limited to future market price movements over the remainder of the year.

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Below is a reconciliation of Net income attributable to Bunge, to Total Segment EBIT, and Adjusted Total Segment EBIT:

	Quarter Ended September 30,		Nine Months Ended September 30,
(US$ in millions)	2021	2020	2021	2020
Net income (loss) attributable to Bunge	$653	$262	$1,847	$594
Interest income	(19)	(5)	(34)	(18)
Interest expense	57	56	184	195
Income tax expense (benefit)	92	38	334	151
Noncontrolling interest share of interest and tax	1	—	(2)	(3)
Total Segment EBIT	$784	$351	$2,329	$919

Agribusiness EBIT	$639	$317	$1,838	$1,069
Refined and Specialty Oils EBIT	130	76	541	$174
Milling EBIT	43	26	85	$69
Core Segment EBIT	$812	$419	$2,464	$1,312

Corporate and Other EBIT	$(81)	$(92)	$(227)	$(279)

Sugar & Bioenergy EBIT	$53	$24	$92	$(114)
Non-Core Segment EBIT	$53	$24	$92	$(114)

Total Segment EBIT	$784	$351	$2,329	$919
Mark-to-market timing difference	44	161	(151)	186
Certain (gains) & charges	(158)	—	(328)	71
Adjusted Total Segment EBIT	$670	$512	$1,850	$1,176

Below is a reconciliation of Net income attributable to Bunge, to Adjusted Net income (loss) available for common shareholders:

	Quarter Ended September 30,		Nine Months Ended September 30,
(US$ in millions, except per share data)	2021	2020	2021	2020
Net income (loss) attributable to Bunge	$653	$262	$1,847	$594
Mark-to-market timing difference	33	126	(126)	146
Certain (gains) and charges:
Severance, employee benefit, and other	—	—	—	3
Commercial claim provision	—	—	—	66
Gain on sales of assets	—	—	(165)	—
Gain on sale of a business	(119)	—	(119)	—
Income tax benefits	—	(21)	—	(21)
Adjusted Net income (loss) available for common shareholders	$567	$367	$1,437	$788
Weighted-average common shares outstanding - diluted, adjusted (a)	153	149	152	150
Adjusted Net income (loss) per common share - diluted	$3.72	$2.47	$9.43	$5.26

(a) Approximately 2 and 6 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the three months ended September 30, 2021 and 2020, respectively. Approximately 2 million and 6 million outstanding stock options and contingently issuable restricted stock units were not dilutive and not included in the weighted-average number of common shares outstanding for the nine months ended September 30, 2021 and 2020, respectively.

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➢	Notes
(1)	A reconciliation of Net income (loss) attributable to Bunge, to Net income (loss) is as follows:
	Nine months ended September 30,
(US$ in millions)	2021	2020
Net income (loss) attributable to Bunge	$1,847	$594
EBIT attributable to noncontrolling interest	90	5
Noncontrolling interest share of interest and tax	(2)	(3)
Net income (loss)	$1,935	$596

(2)	The Processing business included in our Agribusiness segment consists of: global oilseed processing activities, which principally include the origination and crushing of oilseeds (including soybeans, canola, rapeseed and sunflower seed) into protein meals and vegetable oils; the distribution of oilseeds, oilseed products and fertilizer products through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); fertilizer production; and biodiesel production, which is partially conducted through joint ventures.

The Merchandising business included in our Agribusiness segment primarily consists of: global grain origination activities, which principally include the purchasing, cleaning, drying, storing and handling of corn, wheat and barley at our network of grain elevators; logistical services for the distribution of these commodities to our customer markets through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); and financial services and activities for customers from whom we purchase commodities, and other third parties.

(3)	Mark-to-market timing difference comprises the estimated net temporary impact resulting from unrealized period-end gains/losses associated with the fair valuation of certain forward contracts, readily marketable inventories (RMI), and related futures contracts associated with our committed future operating capacity. The impact of these mark-to-market timing differences, which is expected to reverse over time due to the forward contracts, RMI, and related futures contracts being part of an economically-hedged position, is not representative of the operating performance of our business.
(4)	In the reconciliation of Net income (loss) per common share - diluted (“GAAP EPS”) to Adjusted Net income (loss) per common share - diluted (“Adjusted EPS”), the item “Adjustment of redeemable noncontrolling interest” represents the impact on GAAP EPS of a retained earnings adjustment associated with the carrying amount of the redeemable noncontrolling interest recorded in respect of our 70% ownership interest in Loders. The carrying amount of redeemable noncontrolling interests is the greater of: (i) the initial carrying amount, increased or decreased for the noncontrolling interests’ share of net income or loss, equity capital contributions and distributions or (ii) the redemption value. Any resulting increases in the redemption value, in excess of the initial carrying amount, increased or decreased for the noncontrolling interests’ share of net income or loss, equity capital contributions and distributions, are affected by corresponding charges against retained earnings. Additionally, any such charges to retained earnings will affect Net income (loss) available to Bunge common shareholders as part of Bunge’s calculation of GAAP EPS.

Bunge’s management excludes the “Adjustment of redeemable noncontrolling interest” from its calculation of Adjusted EPS, on the basis that it is independent of the Company’s operations. However, such charges reverse only to the extent that Loders’ net income levels result in the carrying amount of redeemable noncontrolling interests, calculated as described above, exceeding the redemption value.

(5)	A reconciliation of Cash provided by (used for) operating activities to Adjusted funds from operations (FFO) is as follows:
	Nine months ended September 30,
(US$ in millions)	2021	2020
Cash provided by (used for) operating activities	$(1,642)	$(2,128)
Foreign exchange gain (loss) on net debt	(7)	126
Working capital changes	3,167	3,157
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	(88)	(2)
Mark-to-Market timing difference, after tax	(126)	146
Adjusted FFO	$1,304	$1,299

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